Exhibit “A”

CHANGE IN CONTROL AGREEMENT

If a “Change of Control” occurs within two (2) years of the date of this agreement and employee is terminated without just cause within two (2) years after the occurrence of a “Change of Control” (as defined below), Employee shall be entitled to compensation as follows:

Bank shall be obligated to continue to pay to the Employee the Employee’s annual salary, as the same may have been modified from time to time since the Effective Date, for a period of one (1) year after the Date of Termination and, at the end of said one (1) year period, the Bank shall also pay to such Employee an amount equal to the average annual discretionary bonus, if any, which Employee has received during the Term of Employee’s employment with the Bank.

For the purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(i)	the merger or consolidation of the Bank with, or a sale of all or substantially all of the assets of the Bank to, any person or entity or group of associated persons or entities;

(ii)	the direct or indirect beneficial ownership, in the aggregate, of securities of the Bank, or its parent company, representing twenty-five percent (25%) or more of the total combined voting power of the Bank’s, or its parent company’s, then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert, not affiliated with the Bank or its parent company as of the Effective Date hereof; provided, however, that none of the securities of the Bank or its parent company which are now or hereafter offered for sale as part of a public offering shall be taken into consideration for purposes of determining the occurrence of a Change of Control and further provided that acquisition of the Bank by a newly-created parent or holding company as a part of a transaction whereby the stock of the parent company becomes fully publicly-traded shall not constitute a Change of Control; or

(iii)	the shareholders of the Bank approve any plan or proposal for the liquidation or dissolution of the Bank;

provided, however, that a Change of Control shall not be deemed to result from any transaction precipitated by the Bank’s insolvency, appointment of a conservator, or determination by a regulatory agency that the Bank is insolvent, nor from any transaction initiated by the Bank or its parent company, in regard to converting from a publicly-traded company to a privately-held company.

Robert Krimmel	Robert C. Matthews
Director of Human Resources